Exhibit 99.1

Grace News #3090
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Mark Sutherland T +1 410.531.4590 mark.sutherland@grace.com

Grace Announces Preliminary 2013 First Quarter Earnings;
Updates 2013 Earnings Outlook

Columbia, MD – April 10, 2013 – W. R. Grace & Co. (NYSE: GRA) announced preliminary 2013 first quarter net income of $52 million to $53 million, or $0.68 to $0.69 per diluted share. Preliminary Adjusted EBIT is $104 million to $105 million and preliminary Adjusted EPS is $0.80 to $0.81 per diluted share.

2013 First Quarter
Preliminary segment operating income of the Grace Catalysts Technologies business segment is approximately $77 million. Preliminary sales for Catalysts Technologies are approximately $266 million. Preliminary segment gross margin is approximately 40 percent and preliminary segment operating margin is approximately 29 percent.

Catalysts Technologies' preliminary sales and earnings are below company expectations primarily due to the loss of expected sales at four large customers from customer operational issues and customer inventory reductions (approximately $7 million in earnings) and the delay of expected sales at five large customers, primarily of our ART joint venture (approximately $5 million in earnings).

Preliminary segment operating income for the Grace Materials Technologies and Grace Construction Products business segments increased more than 10 percent compared with the prior-year quarter, in line with company expectations.

As previously disclosed in Grace's 2012 Form 10-K, the Venezuelan government changed the official exchange rate of the bolivar to the U.S. dollar from 4.3 to 6.3 during the first quarter. As a result, Grace recorded a currency transaction loss of approximately $8 million before taxes in its 2013 first quarter earnings, of which approximately $2 million is included in Adjusted EBIT.

2013 Outlook
As of April 10, 2013, Grace expects 2013 Adjusted EBIT to be in the range of $540 million to $560 million, an increase of 4 to 8 percent compared with 2012 Adjusted EBIT of $517.4 million. The company expects 2013 Adjusted EBITDA to be in the range of $665 million to $685 million.

European economic conditions are weaker than expected, affecting the sales growth of all three business segments. In addition, this update anticipates lower sales volumes in Catalysts Technologies as the business transitions to new refinery catalyst pricing as announced March 13, 2013. These price increases are necessary to support Grace's continued investments in product technology, technical services, and manufacturing capacity in this business. Refining catalyst sales volumes are expected to recover as new refining capacity starts to come on-stream by the end of this year.

Investor Call
Grace will release its full first quarter 2013 financial results at 6:00 a.m. ET on Wednesday, April 24, 2013. A company-hosted conference call and webcast will follow at 11:00 a.m. ET that day.

Access to the live webcast and the accompanying slides will be available through the Investor Information section of the company's web site, www.grace.com. Those without access to the Internet can participate by dialing +1 877.299.4454 (U.S.) or +1 617.597.5447 (International). The participant passcode is 60991616. Investors are advised to dial into the call at least ten minutes early in order to register.

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Exhibit 99.1

An audio replay will be available at 1:00 p.m. ET on April 24. The replay will be accessible by dialing +1 888.286.8010 (U.S.) or +1 617.801.6888 (International) and entering the participant passcode 29840878. The replay will be available for one week.

About Grace
Grace is a leading global supplier of catalysts; engineered and packaging materials; and, specialty construction chemicals and building materials. The company's three industry-leading business segments-Grace Catalysts Technologies, Grace Materials Technologies and Grace Construction Products-provide innovative products, technologies and services that enhance the quality of life. Grace employs approximately 6,500 people in over 40 countries and had 2012 net sales of $3.2 billion. More information about Grace is available at www.grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, all statements regarding Grace's Chapter 11 case; expected financial positions; results of operations; cash flows; financing plans; business strategy; budgets; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: developments affecting Grace's bankruptcy, propose plan of reorganization and settlements with certain creditors, the cost and availability of raw materials (including rare earth) and energy, developments affecting Grace's underfunded and unfunded pension obligations, risks related to foreign operations, especially in emerging region, acquisitions and divestitures of assets and gains and losses from dispositions or impairments, the effectiveness of its research and development and growth investments, its legal and environmental proceedings, costs of compliance with environmental regulation and those factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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